Exhibit 10.16
June 12, 2007
Mr. Isaiah Halivni
[Address]
Re: Offer of Employment With Alma Lasers, Inc.
Dear Mr. Halivni:
I am pleased to offer you employment with Alma Lasers, Inc. (the “Company”) on the following terms.
Your title will be Vice President and General Counsel, Alma Lasers, and you will work out of the Company’s offices located in Buffalo Grove, Illinois. You will commence work on a mutually convenient date, but no later than July 1, 2007. You will report to me, and your duties will be as assigned by me and as required by the needs of the Company. Your duties will include providing legal advice to me and the Company’s Board of Directors. Your base pay will be $220,000 per year (less applicable taxes and deductions), payable in accordance with the Company’s standard payroll practices. I will review your salary on January 1, 2008, and any increase to your salary as of that date will be based on demonstrated performance by you (but there is no guarantee of a salary increase on that date). You will be eligible for a bonus of up to 30% of your base pay per year based on your meeting certain performance criteria to be determined at my discretion. For 2007 the bonus will be prorated based on your actual months employed at Alma, and, for 2007 only, the prorated bonus will be guaranteed at 30% of your base salary (i.e., $33,000). The bonus will be paid in January of each year, beginning in January, 2008. You will be entitled to paid vacation accruing pro rata at a rate of four weeks per year. For 2007 only, you will also be entitled to a bonus of up to $20,000 if you meet certain criteria to be articulated in writing by me that shall include, but shall not be limited to, the Company’s successful completion of an Initial Public Offering by December 31, 2007 and your resolving certain other outstanding legal/regulatory issues.
At the next meeting of the Board of Directors, you will be granted an option to purchase 1,000,000 shares of Alma Lasers, Ltd.’s common stock in accordance with the current Share Option Plan. The option price will be determined by the Board of Directors and will vest over a four year period provided that you remain employed by the Company. The vesting schedule and other details pertinent to your options will be articulated in an option grant letter to be provided after you

Mr. Isaiah Halivni
June 12, 2007

commence employment. Your stock options will be subject to the terms and conditions of the Share Option Plan, your option grant letter, and all related documents evidencing such options.
As a full-time employee, you will be eligible for all employee benefits currently available to the Company’s full-time employees (including health insurance and 401 (k) plan), subject to the terms and conditions of the plan documents. The Company reserves the right to change its benefit plans at any time.
This offer is conditioned on satisfactory reference checks, background check, and documentation establishing your eligibility to work in the United States (as required by federal law).
During your employment, the Company will make Confidential Information available to you. “Confidential Information” means: (a) all information which is known or intended to be known only by employees of the Company or by persons who are in a confidential relationship with the Company, including without limitation, pricing information, trade secrets, proprietary information, customer information, and operating techniques; and (b) the lists of the Company’s customers, distributors, and dealers, to the extent these are not available to the general public. During your employment with the Company and at all times thereafter, you shall not disclose any Confidential Information to any third party unless: (a) you first secure my written consent; or (b) the disclosure is required for you to perform your duties on behalf of the Company. The above-stated requirements are in addition to the confidentiality requirements inherent in the attorney-client privilege and applicable laws relating to trade secrets. Upon termination of your employment with the Company or upon request by the Company (whichever occurs first), you will deliver to the Company the original and all copies of any and all Confidential Information in your possession or control.
In accepting this offer, you are representing and warranting to the Company that your employment with Alma Lasers, Inc. does not violate your obligations to any of your former employers and that you do not possess any document of a secret, confidential or proprietary nature regarding the business of any of your former employers (whether in hard copy or electronic form). During your employment with the Company, you shall not disclose to anyone in the Company any confidential or trade secret information learned by reason of your employment with any other employer.
If you accept this offer, your employment with the Company will be at-will. Both you and the Company have the right to terminate your employment at any time with or without cause or prior notice.
Notwithstanding the fact that the Company may terminate your employment for any reason at any time, if the Company terminates your employment without “Cause” (as defined below), you will be entitled to severance payments equivalent to six months of your base pay if, as a condition of such payments, you sign a release acceptable to the Company waiving all claims against the Company of any kind. “Cause” is defined as: (i) a material breach by you of this agreement; (ii) willful misconduct by you injurious to the reputation or business of the Company; (iii) your repeated and

Mr. Isaiah Halivni
June 12, 2007

willful failure to carry out my lawful directions or your assigned duties after having been advised in writing of the directions or duties that you are failing to carry out and being offered a reasonable opportunity to cure that failure; (iv) any act of fraud, misappropriation, or other dishonesty by you in rendering services to the Company; (v) your possession, use, or sale of illegal drugs or other prohibited substances; (vi) any violation of law by you in the performance of duties for the Company; (vii) your conviction of any felony; or (viii) your repeated, material violation of the Company’s policies.
This agreement shall be construed in accordance with the laws of the State of Illinois. This letter contains the entire agreement between you and the Company regarding your employment with the Company, and it supersedes all prior agreements or promises. By signing this letter, you acknowledge that you have not executed this letter in reliance on representations or promises outside of this letter. No modification of this letter agreement shall be valid unless made in writing and signed by both you and a duly-authorized representative of the Company. If for any reason any portion of this agreement shall be held invalid or unenforceable, it is agreed that this fact shall not affect the validity or enforceability of the remaining portions of this agreement.
Any successor to interest to the Company shall be bound by and shall assume all of the rights, duties, and obligations of the Company under this agreement as if such successor in interest were a named party and a signatory to this agreement.
If these terms are acceptable to you, please counter-sign this letter and return it to me. If you have any questions, please let me know.
Sincerely,
Howard Kelly
I accept the offer of employment as set forth in this letter:

Date:
/s/ Isaiah Halivni
Isaiah Halivni